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                                                                      EXHIBIT 12

                               ABBOTT LABORATORIES

                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                   (Unaudited)


                              (Millions of Dollars)



                                                              NINE MONTHS ENDED
                                                             SEPTEMBER 30, 1995
                                                             ------------------
Net Earnings                                                      $   1,223

  Add (deduct):
     Income taxes                                                       512
     Capitalized interest cost, net
        of amortization                                                  (5)
     Minority interest                                                   15
                                                                  ---------
     Net earnings as adjusted                                     $   1,745
                                                                  ---------

  Fixed Charges:
     Interest on long-term and
        short-term debt                                                  50
     Capitalized interest cost                                           14
     Rental expense representative
     of an interest factor                                               19
                                                                  ---------
  Total Fixed Charges                                                    83
                                                                  ---------
  Total adjusted earnings available for
     payment of fixed charges                                     $   1,828
                                                                  ---------
                                                                  ---------
  Ratio of earnings to fixed charges                                   22.0
                                                                  ---------
                                                                  ---------



     NOTE:     For the purpose of calculating this ratio, (i) earnings have been calculated by adjusting net earnings for taxes on earnings; interest expense; capitalized interest cost, net of amortization; minority interest; and the portion of rentals representative of the interest factor, (ii) the Company considers one-third of rental expense to be the amount representing return on capital, and (iii) fixed charges comprise total interest expense, including capitalized interest and such portion of rentals.